Ex 10.1A

Car Care Product Development and Manufacturing Agreement

Parties

This CAR CARE PRODUCT DEVELOPMENT AND MANUFACTURING AGREEMENT (Agreement) dated on January 04, 2022 is made by and between Clean Company Systemzentrale GmbH the (Manufacturer), having a principal place of business at Schulstrasse 2, 74251 Lehrensteinsfeld, Germany and Miami Breeze Car Care Inc the (Client) a Florida corporation having a principal place of business at 848 Brickel Ave, PH5, Miami, FL 33131 U.S.A

In consideration of the mutual promises and covenants in this Agreement, of which the receipt and sufficiency are hereby acknowledged, the Parties further agree to the terms as follows.

Scope of Service

The Manufacturer agrees to manufacture, package, distribute, and deliver the finished products to the Client, as described as here below, and the Client shall purchase and receive from the Manufacturer packaged and finished Products, sample packs, semi- manufactured Products.

–	Obtain all necessary ingredients to manufacture the following products to ensure that they meet the quality expectations of Miami Breeze Car Care Inc.

–	Provide the mixing and experimentation of such products for Miami Breeze Car Care Inc.

–	Do packaging bulk package the finished products to be shipped to the destinations that Miami Breeze Car Care Inc. Instruct.

Product description:

Car Cockpit Care (Cockpit Refresh) - Individual Product: MIAMI BREZZE INTERIOR CLEANER + PROTECT Easy-cleaning, value-preserving plastic care (cockpit care), which visually renews weathered and dull plastic surfaces in the car interior. in the car interior optically renewed, protected and maintained. Decent, very pleasant new car fragrance. > Development: New car fragrance

A)	16 oz bottle (437.18 ml), Black will be delivered Trigger - Pump Spray Head, Black will be delivered Production and filling.

B)	1 Gallon Plastic Canister (3.78541 Liters), Black will be delivered Tamper-evident screw cap, Black will be delivered Production and filling.

Car Leather Care Lotion - Individual Product: MIAMI BREZZE LETHER CLEANER + CONDITIONER A silicone oil-free, light cleaning, value-preserving special lotion for the protection and care of all smooth leather surfaces in the car. With UV protection formula against fading of the original leather color. The car leather care has a color deepening effect and creates a leather look as good as new. Discreet, very pleasant new car fragrance. > Development: consistency from milky to lotion and new car scent.

Ex 10.1A

C)	16 oz bottle (437.18 ml), Black will be delivered Trigger – Skib Head, Black will be delivered Production and filling

MANUFACTURING STANDARDS AND WARRANTIES

The Manufacturer represents and warrants to the Client that all Products have met the specifications for such Products and are in compliance with all applicable laws before delivery.

Order / Purchase:

Within thirty (30) days prior a purchase order the client shall provide a Purchase quantity of each product. The manufacturer will then calculate a final pricing an present it to the Client. As soon a order confirmation has been accepted by the Client there will be an account payment of 50% of the total invoice due. The remaining 50% will be due at the time products are ready to be delivered to the Client.

Initial Term and Termination

1. Termination

This Agreement shall commence on the date first written below and shall continue until terminated as follows:

1.1.1.	Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of one hundred twenty (120) days after written notice of such breach to the other party; or

1.1.2.	Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency

1.2. Term

The initial term of this agreement shall be three (3) years from the date of execution

DELIVERY

The Manufacturer shall deliver and ship Products on a delivery method specified by the Client in accordance with Client´s purchase or as otherwise instructed by the Client in writing.

No Exclusivity. The Parties subject to this Agreement understand and acknowledge that this Agreement is not exclusive. Each Party respectively agrees that they are free to enter into other similar Agreements with other parties, unless otherwise stipulated in writing and agreed to by the Parties.

Governing Law

This Agreement shall be governed by German Law, excluding any conflict of law rules that would attempt to apply the law of any other jurisdiction.

Ex 10.1A

CLEAN COMPANY Systemenzentrale GmbH	Miami Breeze Car Care Inc.

Date / January 04, 2022	Date / January 04, 2022

Signature	Signature
Name	Name
CEO Rolf Schöntag	CEO Wolfgang Ruecker
Rolf Schöntag